EXHIBIT 11

COMPUTATION OF INCOME (LOSS) PER SHARE
(in thousands, except per share data)

(a)	Computation of the weighted average number of shares of common stock outstanding for the fiscal years ended the years ended December 31, 2010, 2011 and 2012.

	Shares of Common Stock	Weighted Shares Outstanding

January 1, 2010	15,082	15,082
Shares issued on exercise of stock options	39	6
Shares issued under Directors Stock Plan	16	9
Treasury share repurchase	(15)	(13)
December 31, 2010	15,122	15,084
January 1, 2011	15,122	15,122
Shares issued on exercise of stock options and warrants	271	237
Shares issued under Directors Stock Plan	57	14
Treasury share repurchase	(321)	(318)
December 31, 2011	15,129	15,055
January 1, 2012	15,129	15,129
Shares issued on exercise of stock options stock appreciation rights and warrants	381	239
Shares issued under Directors Stock Plan	57	33
Shares issued in connection with acquisition	42	11
December 31, 2012	15,609	15,412

(b)	Computation of Income (Loss) per Share

Computation of loss per share is net loss divided by the weighted average number of shares of common stock outstanding for the years ended December 31, 2010, 2011 and 2012.

	2010	2011	2012
Net income (loss)	$(380)	$1,854	$7,165
Weighted average number of shares of common stock outstanding	15,084	15,055	15,412
Basic income (loss) per share	$(0.03)	$0.12	$0.46